Exhibit 99.3

Terayon Provides Update on Better Than Expected Third Quarter
Financial Performance

Santa Clara, California – October 7, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced it expects revenues for its third quarter ending September 30, 2003 to be in the range of $37 million to $38 million. Net loss per share for the quarter is now expected to be in the range of $0.10 to $0.12. Included in the expected net loss per share is approximately $0.02 of non-recurring gain resulting from the reversal of a liability from a previously acquired company, and the Company’s previously announced sale of its telco Miniplex product line and related inventory.

     This revised guidance compares favorably with previously provided estimates by the Company that revenues for the third quarter would be in the range of $33 million to $36 million, and that the net loss per share would be in the range of $0.14 to $0.16, including an expected $0.01 non-recurring gain from the Miniplex transaction.

     In its second quarter ending June 30, 2003, Terayon reported net revenues of $30.6 million and a net loss per share of $0.18.

     “Our better than expected revenue performance for the third quarter stems primarily from higher unit shipments of our DOCSIS 2.0 CMTS (Cable Modem Termination System), stronger sales of our video headend product line, and higher than anticipated sales of our legacy S-CDMA products, partially offset by somewhat lower than expected DOCSIS 2.0 modem sales,” said Zaki Rakib, Terayon’s CEO. “We are particularly pleased with the growing customer acknowledgement of the economic and performance advantages of our DOCSIS 2.0 BW CMTS, as evidenced by the revenue growth we have seen over the last three quarters. Our better than anticipated net loss performance for the quarter is attributable to higher sales, a favorable product mix resulting in higher gross margin, and lower operating expenses due to continued cost containment efforts.”

     Terayon will provide additional details on its business performance when it reports its third quarter financial results on Wednesday, October 22, 2003 after the market closes.

About Terayon

     Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon is on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including the preliminary guidance on third quarter 2003 revenues and net loss per share and the revenue growth with respect to Terayon’s DOCSIS 2.0 BW CMTS. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release as a result of various factors, including Terayon’s ability to develop and bring to market new products, the acceptance of Terayon’s new products in the market, Terayon’s ability to gain new business, the expansion of operations by Terayon’s customers, the deployment of Terayon’s products in specific markets, the continued revenue growth with respect to Terayon’s DOCSIS 2.0 BW CMTS, the product mix that Terayon sells each quarter which may affect gross margins, and Terayon’s ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.